Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this September 1, 2004 by and between Daniel H. Yergin (the “Executive”) and IHS Energy Group Inc., a Delaware corporation (the “Company”).

The Company desires to employ Executive as Chairman of Cambridge Energy Research Associates, Inc. (“CERA”), acquired by the Company today, and a Senior Vice President of the Company.  Executive desires to be so employed on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained the parties hereto hereby agree as follows:

1.                                      Position and Duties.

The Company will employ Executive as Chairman of CERA and a Senior Vice President of the Company, upon the terms and conditions set forth in this Agreement.  So long as the Company maintains an Executive Committee of senior Company executives during the term hereof, Executive will serve as a member of the Company’s Executive Committee.  Executive hereby accepts such employment on the terms and conditions set forth herein.  Executive agrees to devote his best efforts, skills and abilities to the business and affairs of CERA and the Company.  Executive shall perform all duties and have all responsibilities consistent with the positions indicated above and his past activities as Chairman of CERA.  Such duties and responsibilities and such efforts by Executive are to be commensurate with Executive’s titles, functions and positions.  Executive shall work full-time and shall devote his entire business time to his employment hereunder except that Executive may for his own account and at his own expense engage in the Permitted Outside Activities (defined below) to the extent that the time devoted to such activities does not detract in a material way from the performance of Executive’s duties and responsibilities to CERA and the Company and that Executive does not engage in any such activity detrimental to the business interests of CERA or the Company.  It is understood and agreed that Executive may, during his employment hereunder, write one or more books of the quality of the books he has heretofore written.  The “Permitted Outside Activities” are (i) writing books or writing for magazines and newspapers, (ii) making speeches to non-CERA clients not in the energy field, it being understood that Executive will reimburse the Company or CERA out of any proceeds received for any speech for expenses they incur in connection therewith, (iii) appearing on, writing for and producing for television and other media, (iv) holding board and advisory positions for other entities, with the prior written consent of the Company, which consent will not be unreasonably withheld, (v) investing and managing investments to the extent not in the energy research or energy consulting business, (vi) participating in civic and charitable activities and (vii) engaging in other activities consistent with the foregoing and with the intention that Executive perform his duties hereunder and at the same time may engage in other activities that  will advance the reputation of CERA and the Executive.  Executive shall perform his duties at the Company’s offices located in Washington, D.C., where Executive shall be based, and in Cambridge, MA.  Executive acknowledges that performance of his duties hereunder will require travel in accordance with the needs of the business.

2.                                      Term.

The term of this Agreement (“Term”) shall commence on the date hereof and continue until the fifth anniversary of the date hereof unless sooner terminated pursuant to Section 4 below and thereafter if renewed as below provided will be terminated as below provided.  This Agreement shall automatically renew for additional successive one year Terms after the initial Term unless terminated pursuant to Section 4 below or either party terminates this Agreement as of the end of the then current Term by written notice to the other more than ninety (90) days before termination of the then current Term.  Upon any termination this Agreement shall no longer be in effect except for any amounts payable hereunder in accordance herewith and not paid prior thereto and except for Sections 3.6, 5 and 6, which will remain in effect in accordance with their terms.

3.                                      Compensation and Benefits.

3.1                                 Base Salary and Bonuses.  (a)  As compensation for the services to be performed by Executive under this Agreement, the Company shall pay Executive during the Term a base salary at the rate of not less than Four Hundred Thousand Dollars ($400,000) per annum, payable in accordance with the Company’s payroll practices in effect from time to time, but not less often than monthly (such salary, as increased as provided in this Section 3.1, the “Base Salary”).  The Company shall review Executive’s Base Salary for increases at the same time and using the same criteria as it does when reviewing the Company’s other senior executives generally for salary increases.

(b)   The Company shall cause CERA to pay Executive a cash bonus for the CERA fiscal year ended June 30, 2004 of $200,000, if and to the extent Executive has not been paid a bonus in not less than such amount for such year prior to the date hereof.

(c)   Executive shall be eligible in respect of each Company fiscal year  of employment hereunder, commencing with the fiscal year beginning December 1, 2004, for an annual cash bonus of up to the amount for such fiscal year period set forth in Attachment A, based upon attainment of targets and criteria set forth in Attachment A.

(d)   Any bonus payable to Executive hereunder shall be paid by the Company whether or not Executive is employed by the Company at the time of the Company’s standard payment time for similar executives, provided Executive is employed for the period provided below in this subclause (d).  If Executive’s employment is terminated before the end of a bonus period for any reason other than Cause (defined below), or if Executive’s employment is terminated by Executive before the end of a bonus period for Good Reason (defined below), the Executive shall be entitled to a pro-rata portion of any such bonus.  If Executive’s employment is terminated by the Company for Cause before the end of a bonus period or if Executive’s employment  is terminated by Executive before the end of a bonus period other than for Good Reason, no bonus will be payable.

(e)     In the event during the Term there is an initial public offering (“IPO”) of equity securities by an entity which includes the IHS Energy Group (IHS Energy Group means the Company and CERA and any other energy related companies owned or controlled by the Company), Executive and the Company may mutually agree that in lieu of cash payment the amount of any bonus payable to Executive hereunder shall be paid in options, shares or other equity instruments of the public company on such terms and using such valuation methods for the equity as the Executive and Company may mutually agree.

3.2                                 Stock Based Compensation.  Executive will be granted an option to purchase 50,000 shares of IHS Group Inc. (“IHS”) non-voting common stock exercisable at fair market value as determined in good faith by  the Compensation Committee of the Company’s parent company, on or about September 2004.   The options will vest on December 1, 2006 and will be issued pursuant to the 2002 IHS Group Inc. Non-Qualified Stock Option Plan.   In the event other incentive and performance based plans are adopted during the Term hereof that provide for grant and/or purchase of stock or other equity based rights in the Company or affiliated companies for senior Company executives, Executive will be granted the right  to participate in such plans on terms comparable to those granted Company senior executives at comparable levels.   In the event IHS determines that there will be no grants of IHS options under such Plan to employees in September 2004, prior to December 1, 2004 Executive will be provided with options or other equity instruments of substantially equivalent value under a new plan.

3.3                                 Sale of Stock.  IHS will take all steps necessary to permit Executive to sell any or all shares acquired as contemplated hereby on the same terms and conditions, and at the same time and to the same extent vis-à-vis shares held, as other senior executives of the Company do so or are entitled to do so.  Executives will execute lock-up or similar agreements required of other Company senior executives.

3.4                                 Reimbursements.  Executive shall be reimbursed for travel, business communications, entertainment and other reasonable business expenses incurred by Executive in the performance of his employment duties hereunder.  Executive shall be entitled to first class air travel and other travel and lodging consistent with Executive’s past practices at CERA

3.5                                 Additional Benefits.  Executive shall be entitled to receive other benefits from time to time while employed hereunder in accordance with the Company’s then-current benefits policies generally applicable to employees of the Company and in conformance with those benefits typically made available to the other senior executives of the Company, and, in particular,

(a) the Company will maintain Executive’s offices in Washington D.C. and Cambridge, MA so long as Executive is employed, with personnel administrative assistance consistent with past practice at CERA.

(b)   Executive will be allowed to take six weeks paid vacation during each year of employment, with no carry forward into subsequent years of any unused vacation time,

(c)   Executive will be provided life, long-term disability, hospital, medical, dental, and disability insurances (“Welfare Benefits”) for himself and his family under the plans  provided to other senior executives of the Company (in the event separate Welfare Benefit plans are provided to senior executives of CERA, Executive shall have the option to participate in either the Company plans or the CERA plans).   The Company will continue the CERA life insurance benefit for Executive existing on the date hereof for the term of this Agreement, and

(d)   Executive will be entitled, at levels commensurate with other senior executives of the Company, to (i) participate in any  other employee benefit plans now in existence or established during the Executive’s term of service hereunder in which such other senior executives participate generally, and (ii) sick pay and other perquisites available to such senior executives generally.

3.6                                 Severance.  Upon any termination of Executive’s employment by the Company, effective prior to the end of the then current Term or any then current renewal Term hereof, other than pursuant to Section 4.3 below, or upon any termination of Executive’s employment by Executive prior to the end of the then current Term or any then current renewal Term hereof for Good Reason, the Company will pay severance (“Severance”) to Executive (i) equal to one year’s salary at the Executive’s Base Salary rate on the date of termination, payable when salary payments are made to other Company senior executives during the year following the termination and (ii) provide, or, at Company’s option,  provide payment for the equivalent of, one year’s Welfare Benefits.  Such Severance shall be the sole payment and shall satisfy all obligations of the Company and its affiliates to Executive in the event of any such termination of Executive’s employment and shall be contingent on Executive’s execution of the Company’s standard release and waiver agreement.  No Severance shall be payable in the event this Agreement terminates at the end of any Term or renewal Term pursuant to written notice pursuant to Section 2 above or Section 4.2 below.

4.                                      Termination of Employment.

4.1                                 Termination.  Except as otherwise provided in Section 3.6 above and  elsewhere herein, Executive’s employment and all rights of Executive hereunder shall terminate upon the termination of this Agreement, and neither Executive nor his successors will have any rights hereunder, except with respect to compensation earned by and payable to Executive hereunder prior to the effective date of such termination and except with respect to any rights or monies vested in Executive’s 401(k) plan or other Company benefit plans in which Executive was participating at the time of such effective date (collectively, “Earned and Vested Benefits”).  This Agreement and the employment of Executive hereunder shall terminate only upon the occurrence of any of the events specified in 4.2 through 4.6 effective upon the satisfaction of the specified conditions and the expiration of any notice periods after the delivery of any required notices, or as provided in the second sentence of Section 2 above.

4.2                                 Mutual Agreement; Notice.  The Company and Executive may mutually agree in writing to the termination of this Agreement, including the extent of the continuation of rights and obligations of the Company and Executive.  In addition, either party may give written notice to the other of the termination of this Agreement not less than ninety (90) days prior to the end of the then current Term of this Agreement.  Any termination pursuant to this Section 4.2 or pursuant to the second sentence of Section 2 above shall not be considered termination by the Company without Cause or termination by Executive for Good Reason

4.3                                 Termination for Cause.  The Company may terminate this Agreement for Cause at such time as Cause exists, by written notice to the Executive.  In the event the Company elects to terminate Executive for Cause, the Company’s Board of Directors shall send written notice to Executive terminating such employment, indicating the basis for such termination and specifying the termination date.  Cause means any of the following: (i) conviction of Executive or Executive pleading guilty of the commission of a felony or one or more acts of dishonesty or moral turpitude,, (ii) willful failure of the Executive to perform his duties, under this Agreement, after written demand that the Executive do so, (iii) gross negligence by the Executive in the performance of, or willful disregard by the Executive of, the Executive’s obligations to the Company and/or CERA hereunder or (iv) the breach by the Executive of any of the Executive’s obligations set forth in the Executive’s Non-Competition Agreement or Employee Invention and Non-Disclosure Agreement of even date herewith.  Termination of the employment of the Executive shall not be deemed to be for Cause hereunder unless and until (A) written notice has been delivered to the Executive by the Company which specifically identifies the Cause which is the basis of the termination and, if the Cause is capable of cure, the Executive has failed to cure or remedy the act or omission so identified within fourteen (14) calendar days after written notice of such breach, and (B) the Company’s Board of Directors or the Board of Directors of the Company’s parent company has voted to terminate the Executive by the affirmative vote of not less than a majority  of entire Board of Directors (excluding the Executive if he is a member of the Board), after reasonable notice has been provided to the Executive and the Executive has been given an opportunity, together with counsel, to be heard before the applicable Board of Directors.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s Board of Directors or upon the instructions of such Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.  In the event of termination by the Company for Cause, the Company shall pay all salary theretofore earned and not paid and any Earned and Vested benefits, and such payments shall be the sole obligation of the Company to Executive.

4.4                                 Termination by the Company Without Cause; Termination by the Executive for Good Reason.  In the event Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason (defined below) in either case effective prior to the end of the then current Term or any then current renewal Term, Executive shall receive all Earned and Vested benefits and Severance provided for in Section 3 hereof.  Furthermore, in the event of such termination by the Company without Cause or a resignation by the Executive for Good Reason provided in the previous sentence,  the Executive shall be under no obligation to seek other employment.  However, should the Executive find other employment, the Company shall continue to pay Severance in accordance with Section 3.6 above, but Welfare Benefits received from such employment during the remainder of what would otherwise have been the then current Term shall be deducted from amounts due from the Company under this section.  For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s prior consent (1) Company relocating Executive outside of the Washington, D.C. metropolitan area, (2) assignment of duties to Executive that are not senior management duties without Executive’s prior written consent, (3) any reduction of Base Salary, (4) failure to pay the Base Salary to Executive when due, which failure is not cured within 3 business days after written notice to Company, (5) requirement by the Company of business travel by Executive more than 110 days per year after notice  from Executive that requested travel would exceed such limit, (6) Change of Control (defined below), or (7) any material breach of this Agreement by the Company, which breach is not cured within 14 days after written notice of such breach.  Change of Control means the  sale of a Controlling Interest in IHS to an enterprise or group of related enterprises (other than a person or entity related to IHS prior to such sale) not reasonably satisfactory to the Executive.  Controlling Interest means ownership of a sufficient number of shares to elect a majority of the board of directors of IHS.

4.5                                 Death/Disability.  This Agreement shall terminate automatically upon the death of Executive.  For the purposes of this Agreement, “Disability” shall mean that (i) for any period of one hundred and twenty (120) consecutive days, or (ii) for one hundred and twenty (120) days in any period of two hundred and seventy (270) consecutive days, Executive is absent or unable to perform Executive’s duties with the Company on a full time basis as a result of incapacity due to mental or physical illness.  Executive may be terminated by written notice to Executive from the Company at any time after the Executive meets the definition of Disability upon one (1) month’s prior notice.  Executive options and shares acquired pursuant to the exercise of options shall be subject to the applicable provisions of the 2002 IHS Group Inc. Non-Qualified Stock Option Plan or such other plan pursuant to which such options were granted.

5.                                      Proprietary Rights.

5.1                               Invention and Non-Disclosure Agreement.    Simultaneously with the execution of this Agreement, Executive will execute and deliver to the Company an Employee Invention and Non-Disclosure Agreement in the form attached hereto as Exhibit A.  As used in the Employee Invention and Non-Disclosure Agreement, the term “Confidential Information” shall include, without limitation, all confidential or proprietary information of CERA known to Executive on the date hereof.  Anything in the Employee Invention and Non-Disclosure Agreement to the contrary notwithstanding, it is understood that intellectual property created by Executive solely in connection with the Permitted Outside Activities shall be the exclusive property of Executive in respect of which the Company shall have no rights whatsoever except to the extent any such rights are hereafter granted by Executive to the Company in writing.

6.                                      Non-Competition and Non-Solicitation.

Executive agrees that for a period of one year following termination of Executive’s employment with the Company, unless Executive’s employment is terminated effective prior to the third anniversary of the date hereof by the Company other than pursuant to Section 4.3 above or by Executive for Good Reason, Executive will not (i) for himself or on behalf of any other person or entity, in the United States of America or elsewhere in the world, directly or indirectly, engage in, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, consult for, own, manage, operate, control or otherwise participate in or with any person or entity which is engaged in, any business that competes with the Syndicated Energy Research Business (defined below), or (ii) solicit or attempt to entice away from IHS Energy Group, or otherwise interfere with the business relationship of IHS Energy Group with, any person or business entity who is, or was during the three year period prior to Executive’s termination of employment, a customer or employee of, consultant or supplier to, or other person or entity having material business relations with, IHS Energy Group.   Notwithstanding the preceding sentence, Executive may purchase or otherwise acquire up to one percent of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed in any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.   As used in this Section, “Syndicated Energy Research Business” means any of the research, analysis, advisory, consulting and/or applications businesses regarding the energy industries engaged in by CERA or any of its subsidiaries, but does not in any event, during the one year period following termination of employment, include consulting with an investment bank, a private equity group, an academic or think tank institution or, on a substantially full-time or part-time basis, any other single enterprise provided none of the foregoing engages in or intends to engage in the energy consulting business.  Although Executive acknowledges and agrees that the restrictions herein are reasonable, to the extent that any part of this Section 6 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

7.                                      Miscellaneous.

7.1                                 Entire Agreement; Amendments.  This Agreement and the Employee Invention and Non-Disclosure Agreement are the entire agreement between the parties on the subject matter and supersede any prior understandings, agreements, or representations between the parties, written or oral, to the extent they related to the subject matter hereof, including, without limitation, the Employment Agreement dated February 12, 1999 between CERA and the Executive (“Prior Employment Agreement”).  Anything in the Prior Employment Agreement to be contrary notwithstanding, none of the Sections or terms thereof shall survive the termination of the Prior Employment Agreement.  The parties have entered into a separate Non-Competition Agreement on the date hereof (“Non-Competition Agreement”), and nothing in this Agreement is intended to limit any rights of the Company or its affiliates under the Non-Competition Agreement.  The non-competition covenants in Section 6 of this Agreement are in addition to, and not in any way intended to limit, the non-competition covenants in the Non-Competition Agreement.  No amendment of any provision of this Agreement shall be valid unless in writing and signed by the Company and Executive.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.2                                 Arbitration.  Any controversy, dispute, or claim between the Executive and the Company  arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement will be resolved exclusively by confidential arbitration conducted in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association at that time in effect before a panel of three arbitrators, one selected by the Company, one by the Executive and the third by the two so selected.  The arbitrators shall have no authority to amend this Agreement and any award rendered by a majority or more of the arbitrators may be entered by any court having jurisdiction.   The fees and expenses of the arbitrators shall be split equally by the Company and Executive and otherwise each party shall bear its own expense.    Notwithstanding the foregoing, either party may seek injunctive or equitable relief in a court.

7.3                                 Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally, by courier services or by certified or registered mail and shall be effective upon receipt, in each case addressed:

If to the Executive, to:

Daniel H. Yergin
2959 Davenport Street, NW
Washington, DC  20008

With a copy to:

Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, NY  10038
Attention:              John F. Fritts, Esq.

If to the Company, to:

IHS Energy Group Inc.
15 Inverness Way East
Englewood, Colorado 80112
Attention:                                         President

With a copy to:

IHS Group Services Inc.
1350 Avenue of the Americas, Suite 840
New York, New York  10019
Attention:              General Counsel

provided, however that if any party shall have designated a different address by notice to the other, then to the last address so designated.

7.4                                 Sucessors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.  Neither party may assign its rights hereunder without the prior written consent of the other; provided, however, the Company may assign this Agreement without consent of Executive upon the transfer of all or substantially all of the business and/or assets of CERA and/or the Company (whether by purchase, merger, consolidation or otherwise).

7.5                                 Governing Law.  All questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the choice of law provisions of that commonwealth or any other jurisdiction.

7.6                                 Severability.  The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

7.7                                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IHS Energy Group Inc.

By	/s/ Stephen Green	/s/ Daniel H. Yergin
Name Stephen Green		Daniel H. Yergin
Title Vice President

The undersigned agrees to be bound by the provisions in paragraph 3.2 above: IHS Group Inc.

By	/s/ Stephen Green
Name Stephen Green
Title Vice President

Attachment A

Dan Yergin Performance Bonus Structure
Performance Compensation Outline

Performance Bonus Structure

Total 5 Year Bonus Opportunity: $2,876K

2005	2006	2007	2008	2009
$400K	$488K	$575K	$663K	$750K

Performance Bonus Elements

•                  Leadership

•                  CERA Performance

•                  Key Account Revenue Growth

Bonus Element%	2005	2006	2007	2008	2009
Leadership	40%	40%	40%	40%	40%
CERA Performance	40%	40%	40%	40%	40%
Key Account Performance	20%	20%	20%	20%	20%
Total	100%	100%	100%	100%	100%

Bonus Element Value $	2005	2006	2007	2008	2009
Leadership	$160K	$195K	$230K	$265K	$300K
CERA Performance	$160K	$195K	$230K	$265K	$300K
Key Account Performance	$80K	$98K	$115K	$133K	$150K
Total	$400K	$488K	$575K	$663K	$750K

Objectives –Metrics -Targets

I. Leadership

Objectives:

•                  Mentor and help develop next generation and future leaders of CERA and assist putting in place appropriate successor strategy

•                  Build and maintain relationships with “C” level executives and board of directors globally within the industry, financial institutions and governments

•                  Be a public spokesman promoting CERA and IHS, contributing to the IPO as required, to the degree such contribution does not detract from fulfillment of other obligations

•                  Provide oversight to the research agenda and quality

•                  Provide thought leadership in the industry

•                  Participate in meetings with high level business and government organizations, associations and symposia

•                  50% of leadership bonus will be based on commercial goals established by IHS Energy where Yergin has a material impact, such as:

•                                          introduction and development of NOC and IOC relationships which can be leveraged by IHS Energy

•                                          development of customer relationships which lead to consulting, retainer related and data sales agreements

Metrics:

2005 – 2009            Annual metrics to be determined by President, COO IHS Energy

Performance Compensation Outline

Objectives –Metrics –Targets

II.   CERA Performance

Objectives:

Annual achievement of CERA Revenue Plan

Metrics-Targets:

Annual payout trigger at achievement of 80% of CERA PBIT Plan

2005:   **  - 50% of Bonus target at -** to100% of Bonus at plan achievement

2006:   **  - 50% of Bonus target at -** to100% of Bonus at plan achievement

2007:   **  - 50% of Bonus target at -** to100% of Bonus at plan achievement

2008:   **  - 50% of Bonus target at -** to100% of Bonus at plan achievement

2009:   **  - 50% of Bonus target at -** to100% of Bonus at plan achievement

III.  Key Account Revenue Growth

Objectives:

Net new revenue recognized by IHS Energy in existing and new accounts arising out of or in connection with Yergin efforts and in accord with agreed strategy.

Annual payout trigger at achievement of 80% of IHS Energy PBIT Plan

Metrics-Targets:

2005:   **  - 50% of Bonus target at ** to 100% of Bonus target at ** million

2006:   **  - 50% of Bonus target at ** to 100% of Bonus target at ** million

2007:   **  - 50% of Bonus target at ** to 100% of Bonus target at ** million

2008:   **  - 50% of Bonus target at ** to 100% of Bonus target at ** million

2009:   **  - 50% of Bonus target at ** to 100% of Bonus target at ** million

**                                  Confidential information appearing in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and Rule 24b-2 promulgated thereunder. Omitted information has been replaced with asterisks.